Exhibit 99.1

Investor Contact:	Press Contact:

Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2005 Second Quarter Results

Company Achieves Profitability; Revenues Up 14% Sequentially

LEXINGTON, Mass. (August 3, 2005) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of software and services for online learning and training, today announced financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter were $10.3 million, up 14 percent from $9.0 million in the first quarter of 2005, and up 11 percent from $9.3 million in the second quarter of 2004. Software license revenue for the second quarter was $3.0 million, or 29 percent of total revenues, representing a 43 percent increase over $2.1 million in the first quarter of 2005, and a 15 percent increase over $2.6 million in the second quarter of 2004. Software services revenues were $2.6 million for the second quarter, or 25 percent of total revenues, which is a slight decrease from the first quarter of 2005 and equivalent to the same period last year. Maintenance and professional services revenues were $4.7 million in the second quarter, or 46 percent of total revenues, representing a 12 percent increase from the first quarter of 2005, and an 18 percent increase from the second quarter of 2004.

Net income for the second quarter of 2005 was $148,000, or $0.01 per share, which includes a severance charge of $473,000 related to the departure of the Company’s former CEO. This compares with a net loss of $960,000, or $0.03 per share, in the first quarter of 2005, and a net loss of $4.8 million, or $0.18 per share, for the second quarter of 2004. Gross margin percentage for the second quarter of 2005 improved by 280 basis points sequentially to 82.5 percent.

Centra’s cash, cash equivalents and short- and long-term investments totaled $26.0 million as of June 30, 2005, a decrease of $300,000 from the total at March 31, 2005 of $26.3 million. The Company’s days sales outstanding (DSO) was 44 days at the end of the second quarter, compared with 47 days at the end of the first quarter of 2005.

CEO Comments

“We are very pleased with our second-quarter results,” said Leon Navickas, Centra’s chairman and CEO. “Revenues increased 14 percent sequentially, gross margins improved and we achieved profitability for the first time in Centra’s history. In addition, we launched the next generation of our online learning and training solutions with the release of Centra 7.5. Simultaneously, we introduced new add-on modules that provide just-in-time learning support and enhanced reporting capabilities. We believe that these new products will enhance our competitive position.”

“Our goal going forward is to build a profitable, growing application software business and increase shareholder value. The key priority is an unwavering focus on operating margin expansion. We expect that revenues for 2005 will be slightly higher than revenues in 2004, and that we will improve operating margins year over year. In the next few quarters, our goal is to position the Company for higher revenue growth and continued operating margin expansion in 2006. We will also continue to evaluate a variety of other options to achieve greater scale and distribution capabilities,” said Mr. Navickas.

Second Quarter Highlights

•	Centra added 26 new customers in the second quarter, including major accounts such as Bell South, the College for Financial Planning and Hilton Group. The Company also expanded sales to its installed base, including additional contracts with Aventis, Deutsche Telekom and Time Warner.

•	At Centra Summit 2005, Centra’s successful annual worldwide user conference, attendees from around the world were provided a first look at Centra’s innovative 7.5 release and new add-on modules.

•	Centra shipped Centra 7.5. This new release includes enhancements to Centra’s core technology, Centra Live, with a next-generation client for real-time sessions, essential for traditional pre-go-live training and change management initiatives.

•	The release of Centra 7.5 was coupled with the introduction of three new add-on modules, which provide significantly enhanced support for organizational acceptance of enterprise applications. Created to address the many challenges of application implementation, end-user adoption and user competency, these new add-on modules include a new performance support system, a sophisticated live help component for personalized, on-the-job learning and enhanced, custom reporting capabilities for program and progress measurement tied to enterprise applications. These modules may be purchased separately or bundled with Centra 7.5.

Second Quarter Conference Call

Centra will host a conference call on Thursday, August 4th at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online learning and training solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra enables groups to work faster and more effectively by automating critical learning and training initiatives online through virtual classrooms, online meetings and Web conferences. From enterprise-application training and support to workforce development and more, Centra’s software and services help organizations deliver critical information and skills to support their most challenging business initiatives. Currently available in nine languages, Centra solutions can be deployed as on-site software or through its ASP service. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7.5 platform, the possibility of defects in our products, which could delay or prevent market acceptance of such products, the Company’s ability to sell and deliver its online learning and training solutions, add-on modules and other future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the impact of competitive products and pricing, technological difficulties or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the three months ended March 31, 2005, which are available at www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2004	June 30, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$25,135	$26,018
Restricted cash	233	233
Accounts receivable, net	7,887	5,127
Prepaid expenses and other current assets	1,374	1,641

Total current assets	34,629	33,019

Property and equipment, net	1,440	1,298
Long-term investments	743	—
Restricted cash	400	400
Other assets	16	15

Total assets	$37,228	$34,732

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,049	$882
Accounts payable	939	959
Accrued expenses	5,677	4,757
Deferred revenue	14,360	13,372

Total current liabilities	22,025	19,970

Long-term debt, net of current maturities	1,012	879

Total stockholders’ equity	14,191	13,883

Total liabilities and stockholders’ equity	$37,228	$34,732

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2004 and 2005

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2005	2004	2005
Revenues
License	$2,612	$3,018	$5,143	$5,090
Software services	2,630	2,637	5,001	5,372
Maintenance and professional services	4,015	4,651	7,749	8,853

Total revenues	9,257	10,306	17,893	19,315

Cost of revenues
License	54	125	131	257
Amortization of acquired developed technology	58	—	233	—
Software services	593	550	1,229	1,126
Maintenance and professional services	1,060	1,130	2,036	2,250

Total cost of revenues	1,765	1,805	3,629	3,633

Gross profit	7,492	8,501	14,264	15,682

Operating expenses
Sales and marketing	6,897	3,859	12,052	7,427
Product development	2,817	2,262	5,576	4,582
General and administrative	2,162	2,394	4,140	4,715
Restructuring charges	547	—	547	—

Total operating expenses	12,423	8,515	22,315	16,724

Operating loss	(4,931)	(14)	(8,051)	(1,042)

Interest and other income, net	92	162	74	230

Net (loss) income	$(4,839)	$148	$(7,977)	$(812)

Basic and diluted net (loss) income per share	$(0.18)	$0.01	$(0.29)	$(0.03)

Weighted average shares outstanding
Basic	27,335	27,856	27,243	27,789
Diluted	27,335	28,768	27,243	27,789

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